LBI Media Reports First Quarter 2007 Results

First Quarter 2007 Net Revenues Increase 13%

Burbank, CA – May 15, 2007 – LBI Media, Inc. (the “Company”) announced its financial results today for the three months ended March 31, 2007.

Contact: Lenard Liberman

(818) 563-5722

Results for the Quarter Ended March 31, 2007

For the quarter ended March 31, 2007, net revenues increased by $2.9 million, or 13%, to $25.1 million from $22.2 million for the same quarter last year. This increase is attributable primarily to revenue growth at our existing and newly-acquired Dallas radio stations and our television stations. Operating expenses (excluding depreciation and amortization) increased 10% to $14.5 million in the first quarter of 2007 from $13.2 million in the first quarter of 2006. This growth in operating expenses is primarily attributable to increases in programming and technical expenses and additional selling, general and administrative expenses associated with increased staffing at our newly-acquired Dallas radio stations and additional programming expenses in television. As a result, Adjusted EBITDA1 increased by $1.6 million, or 18%, to $10.6 million for the first quarter of 2007, from $9.0 million for the same period in 2006. Our Adjusted EBITDA margin2 increased to 42% in the first quarter of 2007 from 41% in the same period in 2006.

The Company recognized net loss of $46.4 million for the quarter ended March 31, 2007, compared to net income of $1.2 million for the same period of 2006. This decrease was primarily attributable to a one-time non-cash charge of $46.9 million to adjust our deferred tax accounts relating to our change in taxable status from an S corporation to a C corporation as of March 31, 2007. As previously disclosed, on March 30, 2007, certain investors purchased Class A common stock of our indirect parent, Liberman Broadcasting, Inc. As a result of the sale of Liberman Broadcasting’s Class A common stock, the Company no longer qualifies as an S corporation.

Television division net revenues increased by $0.7 million, or 5%, to $13.1 million for the quarter ended March 31, 2007 from $12.4 million for the 2006 quarter. Operating expenses (excluding depreciation and amortization) increased by $1.2 million, or 16%, to $9.1 million for the quarter ended March 31, 2007 from $7.9 million for the same quarter last year. The growth in operating expenses can be primarily attributed to increases in programming and technical and additional selling, general and administrative expenses associated with our revenue growth. Adjusted EBITDA decreased by $0.6 million, or 13%, to $4.0 million for

(1)	We define Adjusted EBITDA as net income (loss) plus cumulative effect of accounting change, income tax expense (benefit), gain (loss) on sale of property and equipment, net interest expense, interest rate swap expense, depreciation and amortization and impairment of broadcast licenses. Management considers this measure an important indicator of our liquidity relating to our operations because it eliminates the effects of certain noncash items and our capital structure. This measure should be considered in addition to, but not as a substitute for or superior to, other measures of liquidity and financial performance prepared in accordance with U.S. generally accepted accounting principles, such as cash flows from operating activities, operating income and net income. In addition, our definition of Adjusted EBITDA may differ from those of many companies reporting similarly named measures.

In determining our Adjusted EBITDA in past years, we treated deferred compensation expense as a non-cash item because we had the option and the intention to pay such amounts in the common stock of our indirect parent after our indirect parent’s initial public offering. Our first payment became due in 2006 and we have made and will make additional payments in 2007. As we have determined that we can no longer meet the conditions necessary to pay the deferred compensation in stock, we have settled our deferred compensation amounts in cash and expect to make the remaining payment in cash in 2007. We have presented prior years' Adjusted EBITDA to conform to this current treatment. As a result, Adjusted EBITDA for prior periods may appear as a different amount from what we have reported in prior periods.

(2)	We define Adjusted EBITDA margin as Adjusted EBITDA divided by net revenues.

the quarter ended March 31, 2007 from $4.6 million for the same quarter last year, primarily attributable to increased programming expense, which were partially offset by an overall increase in net revenues in all of our markets. Our television division’s Adjusted EBITDA margin decreased to 30% in the first quarter of 2007 from 37% for the same period in 2006.

Radio division net revenues increased by $2.2 million, or 23%, to $12.1 million for the quarter ended March 31, 2007 from $9.8 million for the same quarter last year, primarily attributable to revenue growth at our Dallas stations. Operating expenses (excluding depreciation and amortization) were essentially flat at $5.4 million during the quarter ended March 31, 2007 and 2006. Increases in operating expenses were attributable primarily to increased expenses associated with the newly acquired Dallas stations and were offset by a decrease in deferred compensation. Adjusted EBITDA increased $2.2 million, or 50%, to $6.6 million in the first quarter 2007 from $4.4 million for the first quarter 2006, primarily as the result of increased advertising revenue in the Dallas market. Our radio division’s Adjusted EBITDA margin increased to 55% in the first quarter of 2007 from 45% in the same period in 2006.

Commenting on the Company’s results, Lenard Liberman, Executive Vice President of the Company said, “While the first quarter was challenging in the area of national sales, we have been fortunate in that the various programming changes we implemented have been well received by our audiences. In Dallas, our regional Mexican radio stations had strong winter Arbitron ratings books. In fact, one of our stations, KNOR, achieved top ratings positions in the male Hispanic 18 to 34 demographic in only its second ratings book. In Los Angeles, our morning show personality “Don Cheto” nearly tripled his ratings among Hispanic persons 18 to 34 and debuted number two in the morning drive.

In television, we are excited with our new prime time program “A Que No Puedes,” which began production in the first quarter and debuted on the air in April. While the cost of producing “A Que No Puedes” increased our programming costs in the first quarter of the year, we have since cancelled a long-time program “Buscando Amor,” which will partially offset this increase. While national sales continue to be an issue in the second quarter, we are optimistic that our positive ratings performance across our various stations will drive revenue growth in future quarters.”

First Quarter 2007 Conference Call

The Company will host a conference call to discuss its financial results for the three months ended March 31, 2007 on Tuesday, May 15, 2007 at 5:00 PM Eastern Time. Interested parties may participate in the conference call by dialing (800) 262-1292 five minutes prior to the scheduled start time of the call and asking for the "LBI Media First Quarter 2007 Results Conference Call." The conference call will be recorded and made available for replay through Friday, May 18, 2007. Investors may listen to the replay of the call by dialing (888) 203-1112 then entering the passcode 6734947.

About LBI Media

LBI Media, Inc. is one of the largest owners and operators of Spanish-language radio and television stations in the United States, based on revenues and number of stations. The Company owns twenty-one radio stations and four television stations serving the Los Angeles, CA, Houston, TX, Dallas-Ft. Worth, TX and San Diego, CA markets. The Company also owns three television production facilities.

Forward Looking Statements

This news announcement contains certain forward-looking statements within the meaning of the U.S. securities laws. These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of the Company’s radio stations, television stations and studio operations. Forward-looking statements include but are not limited to information preceded by, or that include the words, “believes”, “expects”, “prospects”, “pacings”, “anticipates”, “could”, “estimates”, “forecasts” or similar expressions. The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, the timing of announced acquisitions or station upgrades, changes in the broadcasting industry generally, and changes in interest rates. Accordingly, the Company’s actual performance and results may differ from those anticipated in the forward-looking statements. Please see LBI Media, Inc.’s recent public filings for information about these and other risks that may affect the Company. The Company undertakes no obligation to update or revise the information contained herein because of new information, future events or otherwise.

Results of operations:

LBI MEDIA, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three Months Ended March 31,
	2007	2006
Net revenues	$25,145	$22,242
Operating expenses:
Program and technical, exclusive of deferred compensation of $0 and $79 for the three months ended March 31, 2007 and 2006, respectively, and depreciation and amortization shown below	5,614	4,501
Promotional, exclusive of depreciation and amortization shown below	389	336
Selling, general and administrative, exclusive of deferred compensation of ($1,132) and $196 for the three months ended March 31, 2007 and 2006, respectively, and depreciation and amortization shown below	9,662	8,128
Deferred compensation	(1,132)	275
Depreciation and amortization	2,300	1,632

Total operating expenses	16,833	14,872

Operating income	8,312	7,370
Interest expense, net of amounts capitalized	(7,587)	(6,185)
Interest rate swap expense	(280)	—
Interest and other income	39	30

Income before provision for income taxes	484	1,215
Provision for income taxes	(46,942)	(49)

Net income (loss)	$(46,458)	$1,166

Adjusted EBITDA[3]	$10,612	$9,001

Adjusted EBITDA Margin[4]	42.2%	40.5%

3	Please see discussion of Adjusted EBITDA in Footnote (1).

4	We define Adjusted EBITDA margin as Adjusted EBITDA divided by net revenues.

The table set forth below reconciles net cash provided by operating activities, calculated and presented in accordance with U.S. generally accepted accounting principles, to Adjusted EBITDA:

	Three Months Ended March 31,
	2007	2006
	(in thousands)
Net cash (used in) provided by operating activities	$(615)	$701
Add:
Income tax expense	46,942	49
Interest expense and other income, net	7,548	6,155
Less:
Amortization of deferred financing costs	(251)	(200)
Provision for doubtful accounts	(221)	(207)
Deferred compensation expense	1,132	(275)
Changes in operating assets and liabilities:
Accounts receivable	(2,454)	(1,423)
Deferred compensation payment	1,374	—
Program rights	(178)	(217)
Amounts due from related parties	(9)	86
Prepaid expenses and other current assets	(30)	139
Employee advances	5	(67)
Accounts payable and accrued expenses	752	479
Accrued interest	3,471	3,813
Deferred taxes payable	(46,061)	—
Other assets and liabilities	(793)	(31)

Adjusted EBITDA	$10,612	$9,001

The following is a reconciliation of operating income to Adjusted EBITDA for the Company’s radio division:

	Three Months Ended March 31,
	2007	2006
	(in thousands)
Radio division operating income	$5,489	$3,833
Depreciation and amortization	1,152	598

Radio division Adjusted EBITDA	$6,641	$4,431

The following is a reconciliation of operating income to Adjusted EBITDA for the Company’s television division:

	Three Months Ended March 31,
	2007	2006
	(in thousands)
Television division operating income	$2,823	$3,537
Depreciation and amortization	1,148	1,033

Television division Adjusted EBITDA	$3,971	$4,570

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